Exhibit 15.1
November 30, 2007
PetSmart, Inc.
19601 North 27th Avenue
Phoenix, Arizona 85027
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of PetSmart, Inc. and subsidiaries for the 13-week and 39-week periods ended October 28, 2007 and October 29, 2006, as indicated in our report dated November 30, 2007; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended October 28, 2007, is incorporated by reference in Registration Statement Nos. 33-66738, 33-86946, 33-92878, 33-95050, 33-98170, 333-01632, 333-15655, 333-29431, 333-52417, 333-58605, 333-62828, 333-92160, 333-108160, and 333-135651 on Form S-8.
We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona